Exhibit 99.1

Kura Oncology Announces Appointment of

Kathleen Ford As Chief Operating Officer

– Appointment enhances leadership team with focus on strategic planning and operational execution –

SAN DIEGO, August 12, 2019 – Kura Oncology, Inc. (Nasdaq: KURA), a clinical-stage biopharmaceutical company focused on the development of precision medicines for the treatment of cancer, today announced the appointment of Kathleen Ford as Chief Operating Officer, effective immediately. Ms. Ford replaces John Farnam, who is stepping down from his position to pursue other interests.

“We are very fortunate to have recruited an operations veteran with Kathy’s experience to Kura at a time when strategic prioritization and operational execution are among our highest priorities,” said Troy Wilson, Ph.D., J.D., President and Chief Executive Officer of Kura Oncology. “Kathy is recognized as a transformational leader who has successfully built and managed clinical operations organizations around the globe. She is a strong, inspirational leader who can help ensure that all functions are working together to accomplish our strategic goals. With three wholly-owned, clinical-stage oncology drug candidates, and our focus on execution across our development-stage pipeline, her addition to our leadership team is well timed. And, while we welcome Kathy, I would also like to thank John for his contributions to Kura. He brought a level of rigor to our planning, decision-making and communication that will continue to benefit the company, and we wish him well in the future.”

Ms. Ford joins Kura with more than 30 years of biopharmaceutical experience supporting pipeline development. She was most recently Senior Vice President, Head of Global Clinical Operations, at Merck Serono, a division of Merck KGaA, where she led clinical and development operations toward successful drug registrations in both the U.S. and Europe. Previously, she served in roles of increasing responsibility at Millennium Pharmaceuticals, most recently as Vice President, Clinical Operations, where she led the global operational management of clinical trial activities in all phases of development. Prior to that, she served as Director of Clinical Operations at Alkermes, where she managed the clinical development for two product approvals. Ms. Ford earned her RN from Massachusetts General Hospital School of Nursing and her BSN from Fitchburg State College.

“I’m delighted to be joining Kura at such a critical stage in the company’s evolution,” said Ms. Ford. “When considering the opportunity, I was impressed by the team and its thoughtful approach to precision medicine. With one registration-directed study underway and the potential for greater depth and breadth across the pipeline, I’m excited by the prospect of helping to bring new treatments to cancer patients in need.”

About Kura Oncology

Kura Oncology is a clinical-stage biopharmaceutical company committed to realizing the promise of precision medicines for the treatment of cancer. The Company’s pipeline consists of small molecule drug candidates that target cancer signaling pathways where there is a strong scientific and clinical rationale to improve outcomes by identifying those patients most likely to benefit from treatment. Kura’s lead drug candidate is tipifarnib, a farnesyl transferase inhibitor, for which the Company is conducting a registration-directed trial of tipifarnib in recurrent or metastatic patients with HRAS mutant HNSCC. In addition, tipifarnib is being evaluated in multiple other Phase 2 clinical trials in solid tumor and hematologic indications. Kura’s pipeline also includes KO-947, an ERK inhibitor, currently in a Phase 1 dose-escalation trial, and KO-539, a menin-MLL inhibitor, which is anticipated to enter into a Phase 1 clinical trial shortly. For additional information about Kura, please visit the Company’s website at www.kuraoncology.com.

Forward-Looking Statements

This news release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Such forward-looking statements include statements regarding, among other things, Kura’s potential for greater depth and breadth across its pipeline, Kura’s ability to bring new treatments to cancer patients in need, and the progress and expected timing of Kura’s drug development programs and clinical trials. Factors that may cause actual results to differ materially include the risk that compounds that appeared promising in early research or clinical trials do not demonstrate safety and/or efficacy in later preclinical studies or clinical trials, the risk that Kura may not obtain approval to market its product candidates, uncertainties associated with performing clinical trials, regulatory filings and applications, risks associated with reliance on third parties to successfully conduct clinical trials, the risks associated with reliance on outside financing to meet capital requirements, and other risks associated with the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics, and in the endeavor of building a business around such drugs. You are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “believes,” “estimates,” “projects,” “promise,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues,” “designed,” “goal,” or the negative of those words or other comparable words to be uncertain and forward-looking. For a further list and description of the risks and uncertainties the Company faces, please refer to the Company’s periodic and other filings with the Securities and Exchange Commission, which are available at www.sec.gov. Such forward-looking statements are current only as of the date they are made, and Kura assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts

Company:

Pete De Spain

Vice President, Investor Relations &

Corporate Communications

(858) 500-8803

pete@kuraoncology.com

Investors:

Robert H. Uhl

Managing Director

Westwicke Partners, LLC

(858) 356-5932

robert.uhl@westwicke.com

Media:

Jason Spark

Managing Director

Canale Communications

(619) 849-6005

jason@canalecomm.com